Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE April 24, 2007	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 24, 2007 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2007. Net earnings for the quarter were $66.6 million, or $1.14 per diluted share, versus net earnings of $50.0 million, or $0.78 per diluted share in the second fiscal quarter of 2006. Included in the current quarter is a charge of $3.0 million, after-tax, or $0.05 per share, for restructuring projects in Europe.

“Our results for the quarter were exceptional as both of our businesses continued their momentum at the top and bottom lines,” said Ward M. Klein, Chief Executive Officer. “The battery business posted solid volume growth around the world and pricing has largely offset unprecedented material cost increases. In the shaving business we continue to innovate with the introduction of Quattro Disposable. Shaving also grew sales and held share globally while substantially improving profit, all despite significant competitive activity. While we have more difficult comparisons and higher advertising and promotion in the third quarter, we feel comfortable with the underlying fundamentals for the second half of the year.”

Sales for the quarter were $730.9 million, an increase of $101.4 million, as all three segments improved. Segment profit increased 24% to $142.4 million for the quarter primarily due to improvements in the North America Battery and Razors and Blades segments. On a constant currency basis, sales and segment profit increased 13% and 19%, respectively. General corporate and other expenses were basically flat, and interest and other financing items increased $2.5 million.

For the six months ended March 31, 2007, net earnings were $188.9 million, or $3.23 per diluted share, compared to net earnings of $170.5 million, or $2.57 per diluted share, in the same period last year. Included in the current and prior year six month results are charges of $5.3 million, after-tax, or $0.09 per diluted share, and $3.1 million, after-tax, or $0.05 per diluted share, respectively, for restructuring projects in Europe.

Sales for the six months were $1,690.1 million, an increase of $178.2 million in absolute dollars and $143.2 million on a constant currency basis, as all three segments improved. Including favorable currency impacts of $15.5 million, segment profit increased $33.4 million to $368.5 million, on improvements in the Razors and Blades and North America Battery segments. For the six months, general corporate and other expenses were basically flat while interest and other financing items increased $6.0 million.

North America Battery

Net sales for the second quarter of $266.5 million increased $47.6 million, or 22%, due to higher volume contributing $34.5 million and favorable pricing and product mix adding $13.4 million. Energizer Max units increased 22% for the quarter, significantly higher than the 7% estimated retail consumption. The remainder of the unit increase reflects an abnormally low post holiday retail inventory destocking this year compared to an abnormally high level of destocking in the same quarter last year. Lithium batteries grew in excess of 30% while rechargeables and chargers experienced a 15% growth rate. Favorable pricing and product mix reflected general price increases implemented in January 2007, as well as a favorable comparison to an unusually poor sales mix in the prior year March quarter.

Gross profit for the quarter increased $18.0 million as the contribution of higher sales was partially offset by higher product costs. Overall product cost rate for the quarter was unfavorable $10.9 million, including higher material cost of $12.2 million, partially offset by other cost savings. Segment profit increased $16.0 million as higher gross profit was partially offset by higher selling, general and administrative expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category increased by 7% in dollars for the 12 weeks ending March 24, 2007, versus the same period last year, reflecting the price increase and consumers trading up to premium and performance brands. Retail consumption of Energizer’s products increased 13% in dollars for the same period, resulting in approximately a 39% share of the battery category for the twelve weeks ending March 24, 2007. We believe our products in the retail pipeline are generally at appropriate levels as of the end of March.

For the six months, sales increased $68.3 million, or 11%, primarily due to higher sales volumes and favorable pricing and product mix. For the current six months, Energizer Max unit sales increased 1% while retail consumption increased approximately 3%, as high second quarter volumes offset nearly all of the volume lost to high retail inventory contraction in the first quarter of fiscal 2007.

Gross profit increased $22.8 million for the six months as higher sales were partially offset by higher product costs, primarily due to the increased cost of zinc. Product cost in the current period was unfavorable $19.6 million compared to the same period last year as material cost increases of $24.1 million were partially offset by other reductions. Segment profit increased $12.2 million, or 7%, as higher gross profit was partially offset by higher advertising, promotion, selling, general and administrative expenses.

International Battery

Net sales for the quarter were $230.0 million, an increase of $33.1 million, or 17%. Absent $10.0 million of favorable currency impacts, sales increased 12% due to higher volumes of $16.6 million and favorable pricing and product mix of $6.5 million.

Gross profit increased $5.5 million, including $8.0 million of favorable currency impacts. Absent currencies, gross profit declined $2.5 million, as the contribution of higher sales was more than offset by higher product costs. Overall product cost rate was unfavorable $16.5 million, primarily on higher material cost of $14.0 million. Segment profit for the quarter declined $2.4 million in absolute dollars and $7.9 million excluding currency impacts, on the gross profit changes and higher marketing, selling, advertising and promotion expenses.

For the six months, net sales increased $69.8 million, or 15%, with favorable currency accounting for $21.1 million of the increase. On a constant currency basis, sales increased 10%, primarily on higher volumes in all areas and higher prices in Asia and Latin America, partially offset by unfavorable product mix in Europe.

Gross profit increased $11.4 million in absolute dollars, but declined $5.5 million on a constant currency basis, as the impact from higher volume and pricing was more than offset by $29.0 million of unfavorable product cost, which included $26.3 million of raw material costs. Segment profit decreased $1.3 million in absolute dollars and $13.3 million excluding currency impacts due to higher selling, general, administrative expenses in addition to the gross profit impact.

Razors & Blades

Razor and blade sales for the quarter were $234.4 million, an increase of $20.7 million compared to the same quarter last year, with currencies accounting for $6.8 million of the increase. On a constant currency basis, sales increased 7%. New products launched in the quarter contributed approximately $18 million in sales with the introduction of Quattro Disposable in the U.S. and Intuition Plus in Europe. Last year’s second quarter included approximately $30 million of sales related to new product introductions in a number of markets. Excluding the impacts of currency and initial product launches, sales increased 14% with contribution from women’s and men’s Quattro systems, Intuition and disposables, partially offset by declines in legacy products.

Segment profit increased $14.2 million, or 40%, on the contribution of higher sales, lower product costs and lower selling expenses as a result of the restructuring in Europe.

For the six months, sales increased $40.1 million, or 9%, including favorable currency of $12.8 million.  On a constant currency basis, sales increased $27.3 million, or 6%. Excluding the impacts of currency and initial product launches discussed above, sales increased 10% with contribution from women’s and men’s Quattro systems, disposables and Intuition, partially offset by declines in legacy products. Segment profit increased $23.2 million, primarily on the contribution of higher sales, along with $2.7 million of favorable currency impacts.

Overall share of the wet shave category in primary markets was 20.2% for the year ended February 2007, basically flat with the previous year, as the Razors and Blades segment held share in the face of significant competitive activity.

Other Items

General corporate and other expenses were basically flat for the second quarter and the six months as higher restructuring charges and higher stock based compensation were nearly offset by lower project and legal expenses. The current year quarter and six months include charges related to the European restructuring of $4.5 million and $7.9 million, respectively, while last year’s six month period included $4.7 million.

Interest expense increased $4.9 million for the quarter and $12.2 million for the six months on higher average borrowings resulting from share repurchases and higher interest rates. Other financing items were favorable $2.4 million for the quarter and $6.2 million for the six months due to higher interest income versus the same periods last year and exchange gains in the current six months versus exchange losses last year.

The income tax rate was 31.0% for the current quarter and six months, basically flat to the same periods last year.

Energizer made no share repurchases during the second quarter. Capital expenditures and depreciation expense for the quarter were $19.3 million and $27.6 million, respectively. For the six months, capital expenditures were $31.9 million, and depreciation expense was $54.6 million.

Outlook

Looking forward, battery material costs continue above historical levels. Based on current sales and cost forecasts, product costs are expected to be unfavorable $40 to $45 million for the last half of fiscal 2007, compared to the same period last year. Implemented price increases in most markets will offset the majority of the higher cost. Planned advertising and promotional expense in the last half of the fiscal year is not dramatically above the same period last year but skewed to the third quarter in both businesses and will likely result in year-over-year earnings decline in the third quarter.

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Statements in this press release that are not historical, particularly statements regarding the outlook for the Company’s businesses for the second half of the year, growth in the retail battery category, retail consumption of Energizer’s battery products, Energizer’s share of the retail battery category, the level of Energizer products in the retail pipeline, and the Company’s share of the wet shave category in primary markets, Energizer’s effective tax rate, the anticipated increase in product costs for the last half of fiscal 2007, the offsetting impact of the Company’s implemented price increases, and the level, timing and impact of planned advertising and promotion expenses for the remainder of the fiscal year, including the impact on third quarter results, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. General economic conditions, competitive activity and higher than anticipated cost increases could negatively and significantly impact results of operations for the second half of fiscal 2007. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a volume basis, battery and razor and blades market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The impact of product cost increases could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Higher than anticipated product cost increases, competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the effectiveness of implemented price increases during the second half of the fiscal year. The level and timing of anticipated advertising and promotional spending during the rest of the fiscal year could be impacted by competitive promotional activity, as well as by Company cash flows and competing strategic opportunities. Unanticipated increases in third quarter sales or other unexpected events with positive impact on earnings could significantly offset projected expenses for the quarter. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2006, its quarterly report on Form 10-Q for the Quarter ended December 31, 2006, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Net sales	$730.9	$629.5	$1,690.1	$1,511.9

Cost of products sold	384.6	321.7	889.6	772.7
Selling, general and administrative expense	148.1	139.2	300.6	280.8
Advertising and promotion expense	64.2	61.4	151.2	143.0
Research and development expense	17.6	17.5	33.6	33.0
Interest expense	23.0	18.1	46.8	34.6
Other financing items, net	(3.2)	(0.8)	(5.5)	0.7

Earnings before income taxes	96.6	72.4	273.8	247.1

Income tax provision	30.0	22.4	84.9	76.6

Net earnings	$66.6	$50.0	$188.9	$170.5

Earnings per share
Basic	$1.18	$0.81	$3.35	$2.67
Diluted	$1.14	$0.78	$3.23	$2.57

Weighted average shares of common stock - Basic	56.3	61.9	56.5	63.9
Weighted average shares of common stock - Diluted	58.4	64.4	58.5	66.3

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending March 31, 2007
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the battery and razors and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and environmental activities, and in some countries, combined sales forces and management.

Segment sales and profitability for the quarter and six months ended March 31, 2007 and 2006, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2007	2006	2007	2006
North America Battery	$266.5	$218.9	$683.0	$614.7
International Battery	230.0	196.9	537.2	467.4
Total Battery	496.5	415.8	1,220.2	1,082.1
Razors and Blades	234.4	213.7	469.9	429.8
Total net sales	$730.9	$629.5	$1,690.1	$1,511.9

Profitability
North America Battery	$67.4	$51.4	$178.5	$166.3
International Battery	34.1	36.5	101.9	103.2
R&D Battery	(9.1)	(8.8)	(17.5)	(16.8)
Total Battery	92.4	79.1	262.9	252.7
Razors and Blades	50.0	35.8	105.6	82.4
Total segment profitability	$142.4	$114.9	$368.5	$335.1
General corporate and other expenses	(24.6)	(23.9)	(50.7)	(50.1)
Amortization	(1.4)	(1.3)	(2.7)	(2.6)
Interest and other financial items	(19.8)	(17.3)	(41.3)	(35.3)
Earnings before income taxes	$96.6	$72.4	$273.8	$247.1

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2007	2006	2007	2006
Alkaline batteries	$292.2	$240.7	$752.9	$683.0
Other batteries and lighting products	147.1	121.9	335.3	273.8
Carbon zinc batteries	57.2	53.2	132.0	125.3
Razors and blades	234.4	213.7	469.9	429.8
Total net sales	$730.9	$629.5	$1,690.1	$1,511.9

3.
Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	The current quarter includes pretax charges of $4.5 and the current and prior year six months include pretax charges of $7.9 and $4.7, respectively, related to European restructuring projects. These are included in General corporate and other expenses in Note 2 above.